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                                File No. 70-9127
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   Post-Effective Amendment No. 2 to Form U-1

                          JOINT APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

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                              COLUMBIA ENERGY GROUP
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            COLUMBIA LNG CORPORATION
                                CLNG CORPORATION
                      COLUMBIA ATLANTIC TRADING CORPORATION
                      COLUMBIA ENERGY SERVICES CORPORATION
                   COLUMBIA ENERGY POWER MARKETING CORPORATION
                      COLUMBIA ENERGY MARKETING CORPORATION
                             ENERGY.COM CORPORATION
                         COLUMBIA SERVICE PARTNERS, INC.
                         COLUMBIA ASSURANCE AGENCY, INC.
                    COLUMBIA ENERGY GROUP CAPITAL CORPORATION
                    COLUMBIA DEEP WATER SERVICES CORPORATION
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                          COLUMBIA ELECTRIC CORPORATION
                  COLUMBIA ELECTRIC PEDRICK LIMITED CORPORATION COLUMBIA ELECTRIC PEDRICK GENERAL CORPORATION
                COLUMBIA ELECTRIC BINGHAMTON LIMITED CORPORATION COLUMBIA ELECTRIC BINGHAMTON GENERAL CORPORATION
                 COLUMBIA ELECTRIC VINELAND LIMITED CORPORATION
                 COLUMBIA ELECTRIC VINELAND GENERAL CORPORATION
                  COLUMBIA ELECTRIC RUMFORD LIMITED CORPORATION
                 COLUMBIA ELECTRIC LIMITED HOLDINGS CORPORATION
                      COLUMBIA ELECTRIC LIBERTY CORPORATION
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                         COLUMBIA ENERGY RESOURCES, INC.
                        COLUMBIA NATURAL RESOURCES, INC.

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                              ALAMCO-DELAWARE, INC.
                          HAWG HAULING & DISPOSAL, INC.
                              CLARKSBURG GAS, L.P.
                         PHOENIX-ALAMCO VENTURES, L.L.C.
                     COLUMBIA NATURAL RESOURCES CANADA, LTD.
                          c/o: 900 Pennsylvania Avenue
                              Charleston, WV 25302

                      COLUMBIA GAS TRANSMISSION CORPORATION
                            12801 Fair Lakes Parkway
                             Fairfax, VA 22030-0146

                       COLUMBIA GULF TRANSMISSION COMPANY
                             2603 Augusta, Suite 125
                                Houston, TX 77057

                      COLUMBIA NETWORK SERVICES CORPORATION
                               CNS MICROWAVE, INC.
                                1600 Dublin Road
                             Columbus, OH 43215-1082

                          COLUMBIA PROPANE CORPORATION
                        9200 Arboretum Parkway, Suite 140
                               Richmond, VA 23236

                      COLUMBIA INSURANCE CORPORATION, LTD.
                                Craig Appin House
                                 8 Wesley Street
                             Hamilton HM EX, Bermuda
   - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
              (Names of company or companies filing this statement
                  and addresses of principal executive offices)

                              COLUMBIA ENERGY GROUP
   - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
               (Names of top registered holding company parent of
                          each applicant or declarant)

                           J. W. Trost, Vice President
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600
   - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                     (Name and address of agent for service)


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          Names and Addresses of Subsidiary Company Agents for Service:

                       M. A. CHANDLER, Vice President and
                             Chief Financial Officer
                         Columbia Energy Resources, Inc.
                        Columbia Natural Resources, Inc.
                              Alamco-Delaware, Inc.
                          Hawg Hauling & Disposal, Inc.
                     Columbia Natural Resources Canada, Ltd.
                         Phoenix-Alamco Ventures, L.L.C.
                              Clarksburg Gas, L.P.
                          c/o: 900 Pennsylvania Avenue
                              Charlestown, WV 25302

                             D. P. DETAR, Treasurer
                          Columbia Electric Corporation
                  Columbia Electric Pedrick Limited Corporation
                  Columbia Electric Pedrick General Corporation
                Columbia Electric Binghamton Limited Corporation Columbia Electric Binghamton General Corporation
                 Columbia Electric Vineland Limited Corporation
                 Columbia Electric Vineland General Corporation
                  Columbia Electric Rumford Limited Corporation
                 Columbia Electric Limited Holdings Corporation
                      Columbia Electric Liberty Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                            S. T. MACQUEEN, Treasurer
                            Columbia LNG Corporation
                                CLNG Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                           J. W. TROST, Vice President
                    Columbia Energy Group Service Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                            P. R. ALDRIDGE, President
                    Columbia Deep Water Services Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600
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                            J. W. GROSSMAN, Treasurer
                      Columbia Atlantic Trading Corporation
                    Columbia Energy Group Capital Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                             S. M. NORDIN, Treasurer
                          Columbia Propane Corporation
                        9200 Arboretum Parkway, Suite 140
                               Richmond, VA 23236

                     G. A. BARNARD, Treasurer and Controller
                      Columbia Gas Transmission Corporation
                       Columbia Gulf Transmission Company
                           1700 MacCorkle Avenue, S.E.
                              Charleston, WV 25314

                              D. FURLANO, Treasurer
                      Columbia Network Services Corporation
                               CNS Microwave, Inc.
                                1600 Dublin Road
                             Columbus, OH 43215-1082

                 R. LAWLER, Vice President and Retail Controller
                      Columbia Energy Services Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                     D. R. McCLURE, Chief Financial Officer
                   Columbia Energy Power Marketing Corporation
                      Columbia Energy Marketing Corporation
                         Columbia Service Partners, Inc.
                         Columbia Assurance Agency, Inc.
                             Energy.com Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                          S. B. HEATON, Vice President
                      Columbia Insurance Corporation, Ltd.
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                 (Names and Address of Other Agents for Service)


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         Columbia Energy Group ("Columbia"), a registered holding company under the Public Utility Holding Company Act of 1935 (the "Act"), and its existing non-utility subsidiaries hereby submit for filing this Post-Effective Amendment No. 2 to the Application Declaration on Form U-1 in File No. 70-9127 to amend the Application Declaration as set forth below, and to restate Post-Effective Amendment No. 1 in its entirety.

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTION

         (a) Furnish a reasonably detailed and precise description of the proposed transaction, including a statement of the reasons why it is desired to consummate the transaction and the anticipated effect thereof. If the transaction is part of a general program, describe the program and its relation to the proposed transaction.

         Columbia seeks authority to increase from $5 million to $55 million its investment in one or more, direct or indirect, existing, or to-be-formed or to-be-acquired, non-utility subsidiaries ("Foreign Energy Subsidiaries") to expand its natural gas exploration and production program in Canada through 2001.

         The Commission has previously authorized Columbia to engage in Canadian oil and gas exploration activities. The Columbia Gas System, Inc., Holding Co. Act Release No. 17290 (September 27,1971) (authorizing the formation of a wholly-owned Canadian oil and gas exploration and production subsidiary in connection with an effort to obtain natural gas from the Prudhoe Bay and Arctic region of Canada). See also, The Columbia Gas System, Inc., Holding Co. Act Release No. 18534 (August 16, 1974) (authorizing the formation of Columbia Alaskan Gas Transmission Corporation to participate in projects for the development of proven gas reserves in Alaska and Canada, and for transportation of the gas to the United States).

         In this matter, the Commission previously granted authority to Columbia to invest up to $5 million to acquire certain oil and gas leasehold interests in southern Ontario, Canada (the "Canadian Interests"), through a new subsidiary company, Columbia Natural Resources Canada, Ltd. ("CNR Canada"). Columbia Energy Group, Holding Co. Act Release No. 26820 (January 23, 1998) (the "1998 Order"). At that time, CNR Canada became a wholly owned subsidiary of Columbia Natural Resources, Inc., itself a wholly owned subsidiary of Columbia. In a subsequent re-organization effective October 1, 1998 (pursuant to Rule 58), CNR Canada became a wholly owned subsidiary of Columbia Energy Resources, Inc., itself a wholly owned subsidiary of Columbia.

         The Commission retained jurisdiction under the 1998 Order with respect to the direct or indirect acquisition by Columbia, through existing or to-be-formed non-utility subsidiaries, of any security or interest in any non-associate company that is engaged in foreign activities covered by the Gas Related Activities Act of 1990 ("GRAA"), pending the completion of the record. This application-declaration requests that the Commission release jurisdiction over GRAA activities in Canada. Specifically, Columbia proposes to increase from $5 million to $55 million its investment in Foreign Energy Subsidiaries to expand its natural gas exploration and


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production program and other GRAA activities in Canada through 2001. Columbia requests that the Commission retain jurisdiction over GRAA activities outside the US and Canada and that it retain jurisdiction over additional investments in Canada in excess of $55 million.

         Following acquisition of the Canadian Interests, CNR Canada continued the oil and gas exploration and production activities on its newly-acquired properties. The Canadian Interests are located in a region of Canada that is geologically similar to the Appalachian basin in which Columbia has considerable expertise in exploration and production. CNR Canada now has approximately 1.4 billion cubic feet (Bcf) of proven reserves.

         Because of new opportunities identified, in Canada, CNR Canada has determined to continue its exploration and production program through 2001, and to expand its drilling activities on additional fee and leasehold acreage as may be determined from time to time. Columbia's capital expenditure budget for the three-year period beginning January 1, 1999 earmarks $50 million to CNR Canada. CNR Canada's budget generally allocates this amount among the following activities: (i) development activities on previously acquired properties with proven reserves, (ii) drilling and development of proven and probable undeveloped reserves, and (iii) acquisition of additional acreage, or the drilling rights to such acreage, over the period.

         As noted, CNR Canada anticipates acquiring from time to time additional properties in Canada. As an example of the types of transactions that are contemplated, CNR Canada was recently involved in negotiating a definitive purchase agreement to acquire for approximately $6.1 million (Cdn) the outstanding shares of a Canadian corporation ("Canada Corp.") that owns certain oil and gas rights on an aggregate of approximately 100,000 acres, and approximately 105 miles of gathering facilities associated with those acres. Although this investment opportunity has passed, Columbia is currently pursuing other similar opportunities.

         On the basis of the foregoing, Columbia seeks authority to increase from $5 million to $55 million its investment in Foreign Energy Subsidiaries to expand its natural gas exploration and production program in Canada through 2001. The increased investment will be allocated, over several years and as conditions and circumstances permit, among (i) development activities on previously acquired properties with proven reserves, (ii) drilling and development of proven and probable undeveloped reserves, and (iii) acquisition of additional acreage, or the drilling rights to such acreage, over the period.

                                   * * * * * *

         Rule 24(c)(1), in pertinent part, provides that, unless otherwise designated in an application or declaration, every order is subject to a requirement that the transaction proposed be carried out within 60 days of the date of such order. As a practical matter, the failure to designate an alternative period has led to a number of lapsed orders in the past, necessitating the filing of post-effective amendments and the issuance of supplemental orders. To avoid a recurrence of this situation, Columbia hereby designates a period from the date of the order in this matter to its express termination by subsequent order as the period in which it will carry out


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transactions authorized in this order, or previously authorized by Commission order, in accordance with the terms and conditions of, and for the purposes as authorized by, the relevant orders.

         (b) Describe briefly, and where practicable state the approximate amount of, any material interest in the proposed transaction, direct or indirect, of any associate or affiliate of the applicant or declarant company or any affiliate of any such associate company.

         See Item 1(a).

         (c) If the proposed transaction involves the acquisition of securities not issued by a registered holding company or subsidiary thereof, describe briefly the business and property, present or proposed, of the issuer of such securities.

         See Item 1(a).

         (d) If the proposed transaction involves the acquisition or disposition of assets, describe briefly such assets, setting forth original cost, vendor's book cost (including the basis of determination) and applicable valuation and qualifying reserves.

         See Item 1(a).

ITEM 2.  FEES, COMMISSION AND EXPENSES.

         (a) State (i) the fees, commissions and expenses paid or incurred, or to be paid or incurred, directly or indirectly, in connection with the proposed transaction by the applicant or declarant or any associate company thereof, and
(ii) if the proposed transaction involves the sale of securities at competitive bidding, the fees and expenses to be paid to counsel selected by the applicant or declarant to act for the successful bidder.

Services of Columbia Energy Group Service Corporation in
connection with the preparation of this Post-Effective
Amendment to the Application-Declaration   ...................... $1,000

         (b) If any person to whom fees or commissions have been or are to be paid in connection with the proposed transaction is an associate company or an affiliate of the applicant or declarant, or is an affiliate of an associate company, set forth the facts with respect thereto.

         Columbia Energy Group Service Corporation will perform certain services at cost, as set forth in Item 2(a) above.


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ITEM 3.  APPLICABLE STATUTORY PROVISIONS

         (a) State the section of the Act and the rules thereunder believed to be applicable to the proposed transaction. If any section or rule would be applicable in the absence of a specific exemption, state the basis of exemption.

         Sections 6, 7, 9, 10, 11, and 12 of the Act and the rules thereunder are applicable to the issuance and sale of securities (including equity and debt) by Foreign Energy Subsidiaries to Columbia, the direct or indirect acquisition of the securities by Columbia, and the direct or indirect credit support that Columbia may provide to the Foreign Energy Subsidiaries.

         For purposes of compliance with Rule 54, Columbia represents that it does not own, nor operate nor is it an equity participant in any Exempt Wholesale Generator or any Foreign Utility Company and will not be a company that owns, operates or has an equity participation in an Exempt Wholesale Generator or Foreign Utility Company as a result of the approvals requested herein. Columbia does not have any rights or obligations under a service, sales or construction contract with an Exempt Wholesale Generator or Foreign Utility Company as a result of the proposed transactions.

         To the extent that the proposed transactions are considered by the Commission to require authorization, approval or exemption under any section of the Act or any provision of the rules and regulations other than those specifically referred to herein, a request for such authorization, approval or exemption is hereby made.

          (b) If an applicant is not a registered holding company or a subsidiary thereof, state the name of each public utility company of which it is an affiliate, or of which it will become an affiliate as a result of the proposed transaction, and the reasons why it is or will become such an affiliate.

           Not applicable.

ITEM 4.  REGULATORY APPROVAL

         (a) State the nature and extent of the jurisdiction of any State commission or any Federal commission (other than the Securities and Exchange Commission) over the proposed transaction.

             Not applicable.

         (b) Describe the action taken or proposed to be taken before any Commission named in answer to Paragraph (a) of this item in connection with the proposed transaction.

             Not applicable.



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ITEM 5.  PROCEDURE

         (a) State the date when Commission action is requested. If the date is less than 40 days from the date of the original filing, set forth the reasons for acceleration.

         It is respectively requested that the Commission issue its order on or before June 23, 1999.

         (b) State (i) whether there should be a recommended decision by a hearing officer, (ii) whether there should be a recommended decision by any other responsible officer of the Commission, (iii) whether the Division of Investment Management may assist in the preparation of the Commission's decision, and (iv) whether there should be a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

         Applicants hereby (i) waive a recommended decision by a hearing officer, (ii) waive a recommended decision by any other responsible officer or the Commission, (iii) consent that the Division of Investment Management may assist in the preparation of the Commission's decision, and (iv) waive a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS

         (a) Exhibits

                  Exhibit F - Opinion of Counsel.

         (b) Financial Statements

                  Financial statements are not provided since pro-forma statements would have no relevance to the authorization requested in this Post-Effective Amendment.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

         The signatures of the applicants and of the persons signing on their behalf are restricted to the information contained in this application which is pertinent to the application of the respective companies.


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                           COLUMBIA ENERGY GROUP

DATE:   June 10, 1999                 by: //s//M. W. O'Donnell
                                      -------------------------------------
                                      M. W. O'Donnell, Senior Vice President
                                      & Chief Financial Officer

                           COLUMBIA ENERGY RESOURCES, INC.
                           COLUMBIA NATURAL RESOURCES, INC.
                           ALAMCO-DELAWARE, INC.
                           HAWG HAULING & DISPOSAL, INC.
                           PHOENIX-ALAMCO VENTURES, L.L.C.
                           CLARKSBURG GAS, L.P.
                           COLUMBIA NATURAL RESOURCES CANADA, LTD.

DATE: June 10, 1999        by: //s//M. A. Chandler
                           ----------------------------------------------
                           M. A. Chandler, Vice President and Chief
                           Financial Officer

                           COLUMBIA INSURANCE CORPORATION, LTD.

DATE: June 10, 1999        by: //s//N. A. Parillo
                           ----------------------------------------------
                           N. A. Parillo, President

                           COLUMBIA DEEP WATER SERVICES COMPANY

DATE: June 10, 1999        by: //s//P. R. Aldridge
                           ----------------------------------------------
                           P. R. Aldridge, President

                           COLUMBIA GULF TRANSMISSION COMPANY
                           COLUMBIA GAS TRANSMISSION CORPORATION

DATE: June 10, 1999        by: //s//M. E. Bockelmann
                           ----------------------------------------------
                           M. E. Bockelmann, Vice President

                           COLUMBIA NETWORK SERVICES CORPORATION


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                           CNS MICROWAVE, INC.
                           COLUMBIA PROPANE CORPORATION
                           COLUMBIA LNG CORPORATION
                           CLNG CORPORATION
                           COLUMBIA ATLANTIC TRADING CORPORATION COLUMBIA ENERGY SERVICES CORPORATION COLUMBIA POWER MARKETING CORPORATION COLUMBIA ENERGY MARKETING CORPORATION ENERGY.COM CORPORATION COLUMBIA SERVICE PARTNERS, INC. COLUMBIA ASSURANCE AGENCY, INC. COLUMBIA ENERGY GROUP CAPITAL CORPORATION COLUMBIA ELECTRIC CORPORATION COLUMBIA ELECTRIC PEDRICK LIMITED CORPORATION COLUMBIA ELECTRIC PEDRICK GENERAL CORPORATION COLUMBIA ELECTRIC BINGHAMTON LIMITED CORPORATION COLUMBIA ELECTRIC BINGHAMTON GENERAL CORPORATION COLUMBIA ELECTRIC VINELAND LIMITED CORPORATION COLUMBIA ELECTRIC VINELAND GENERAL CORPORATION COLUMBIA ELECTRIC RUMFORD LIMITED CORPORATION COLUMBIA ELECTRIC LIMITED HOLDINGS CORPORATION COLUMBIA ELECTRIC LIBERTY CORPORATION

DATE: June 10, 1999        by: //s//R. L. Dennis
                           ----------------------------------------------
                           R. L. Dennis, Vice President

                           COLUMBIA ENERGY GROUP SERVICE CORPORATION

DATE: June 10, 1999        by: //s//J. W. Trost
                           ----------------------------------------------
                           J. W. Trost, Vice President


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